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                                                                 EXHIBIT (A)(8)



                                $93.00 IN CASH
                           HIGHEST PRICE TO PURCHASE
                   UNITS OF LIMITED PARTNERSHIP INTEREST OF
                     UNITED INVESTORS GROWTH PROPERTIES II



         AIMCO PROPERTIES, L.P. has increased its price for units of limited partnership interest (the "Units") in United Investors Growth Properties II (the "Partnership") to $93.00, net to seller in cash. Our price is HIGHER than the price being offered by Bond Purchase, L.L.C. Furthermore, WE WILL NOT DEDUCT THE $100 TRANSFER FEES FROM THE PURCHASE PRICE. BOND PURCHASE'S LOWER OFFER IS IN FACT A $89.00 PER UNIT HOLDER FOR A HOLDER OF 50 UNITS. IF IT IS LIQUIDITY YOU DESIRE, OUR OFFER PROVIDES YOU WITH THE GREATEST PURCHASE PRICE CURRENTLY BEING OFFERED. Limited Partners who have already tendered their Units to AIMCO will automatically receive the benefit of the increased purchase price and need not take any further action.

         The general partner of the Partnership is our affiliate. As a result of this affiliation, the Partnership has indicated in a Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the Securities and Exchange Commission that it is remaining neutral and making no recommendation as to whether its limited partners should tender their Units in response to our Offer. The Partnership further states, however, that if a limited partner desires to obtain cash for its Units presently, it believes that those limited partners should tender their Units for the greatest purchase price. LIMITED PARTNERS ARE URGED TO READ OUR OFFER TO PURCHASE AND THE RELATED MATERIALS AND THE SCHEDULE 14D-9 CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING WHETHER TO TENDER THEIR UNITS.

         You should be aware, however, that, as with any rational investment decision, we are making our Offer with a view to making a profit. No independent person has been retained to evaluate or render any opinion with respect to the fairness of our Offer, and no representation is made by us or any of our affiliates as to such fairness.

         IF YOU TENDERED YOUR UNITS IN THE BOND PURCHASE, L.L.C. OFFER, YOU MAY STILL TENDER YOUR UNITS TO US BY COMPLETING THE ENCLOSED NOTICE OF WITHDRAWAL AND THE LETTER OF TRANSMIT TAL. THE NOTICE OF WITHDRAWAL MUST BE DELIVERED TO BOND PURCHASE, L.L.C. (with a copy to our Information Agent) BY NO LATER THAN July 12, 1999.


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         If you have any questions concerning the terms of the offer, or need assistance in completing the forms necessary to tender your units, please contact our Information Agent, River Oaks Partnership Services, Inc., at (888) 349-2005 or (201) 896-1900.

                                          Very truly yours,



                                          AIMCO PROPERTIES, L.P.

July 2, 1999



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